Exhibit 99.1

Release February 13, 2009	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED
- Company Announces Increase in Bank Credit Facility-
Woburn, MA— February 13, 2009— MicroFinancial Incorporated (NASDAQ: MFI) a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, announced that its operating subsidiary, TimePayment Corp., has increased its line of credit with a five member bank syndicate led by Sovereign Bank, a subsidiary of Banco Santander (STD), from $60 to $85 million.
The loan agreement allows the Company to borrow up to $85 million against eligible lease receivables subject to a borrowing base calculation. The interest rate under the amended agreement will be the Prime Rate plus 1.75% or, at the Company’s option, LIBOR plus 3.75%, in each case with a minimum rate of five percent.
Richard Latour, President and Chief Executive Officer said, “Our ability to increase our line of credit in this challenging economic environment demonstrates a continued confidence in our Company. We are pleased to have increased our credit facility which, when combined with our strong cash flow from operations, will allow us to continue to provide our customers with the financial services they need to grow their business.”
About MicroFinancial
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
About Sovereign
Sovereign Bank is a financial institution with principal markets in the Northeastern United States and is a subsidiary of Banco Santander, S.A. Sovereign Bank has 754 community banking offices,

over 2,300 ATMs and approximately 11,000 team members. Sovereign Bank offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets and wealth management. Banco Santander, S.A. is an international financial services company based in Madrid, Spain. For more information on Sovereign Bank, call 1-877-SOV-BANK.
Statements in this release that are not historical facts, including statements about future dividends, growth plans, or future changes to the line of credit are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.